UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported): May 14, 2020

AMERICAN REALTY INVESTORS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-15663	75-2847135
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1603 LBJ Freeway, Suite 800 Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 469-522-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, par value $0.01	ARL	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

[  ]

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Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition

On May 14, 2020, American Realty Investors, Inc. (“ARL” or the “Company”) announced its operational results for the quarter ended March 31, 2020. A copy of the announcement is attached as Exhibit “99.1.”

The information furnished pursuant to Item 2.02 in this Form 8-K, including Exhibit “99.1” attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. We undertake no duty or obligation to publicly update or revise the information furnished pursuant to Item 2.02 of this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(d)       Exhibits.

The following exhibit is furnished with this Report:

                    Exhibit No. Description

99.1*       Press release dated May 14, 2020

_________________________

* Furnished herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 15, 2020

AMERICAN REALTY INVESTORS, INC.

	By:	/s/ Daniel J. Moos
Daniel J. Moos
President and
Chief Executive Officer

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Exhibit "99.1"

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations Daniel Moos (469) 522-4200 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. reports Earnings for Q1 2020

DALLAS--(May 14, 2020)--American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, is reporting its Results of Operations for the quarter ended March 31, 2020. The Company’s primary real estate holdings consist of Transcontinental Realty Investors, Inc. (NYSE: TCI). Being that The Company’s operational activities are virtually limited to the ownership of TCI, this quarterly report will primarily discuss the operational activity of TCI. For the three months ended March 31, 2020, The Company reported a net income applicable to common shares of $2.9 million or $0.18 per diluted share, compared to a net loss applicable to common shares of $6.1 million or $0.38 per diluted share for the same period in 2019. This was driven by the overall strategic direction of both investing and expanding the core multi-family portfolio. In particular, as certain new multifamily development projects are completed, in which the Company has made significant new investments, it is expected that net income will again be positively impacted throughout the remainder of 2020. All new multifamily real estate projects within TCI’s future pipeline are progressing in various stages of development. Of significant note, the Company experienced a one-time expense as a requirement to pay Franchise Tax due to the Joint Venture Victory Abode Apartments (VAA). The Company does not anticipate this expense to reoccur in future periods.

With the current Coronavirus presenting a concern; we remain confident the underlying need for quality multi-family housing will remain strong. The Company bases this observation on occupancy trends across its portfolio. For the quarter ending March 31, 2020, same store occupancy was at 93.9% compared to 94.3% for the same period one year ago. To date, TCI’s existing portfolio has seen a significant increase in value. For FYE 2019, same store aggregate appraised value of TCI’s holdings was approximately $244.4 million. Whereas for FYE 2020, same store aggregate appraised value of TCI’s holdings was $298.7 million. This represents a $54.3 million or 22% increase in overall asset value year over year.

The Company believes that both the development of new projects and the historically low interest rate environment has positioned the Company along the strategic lines that it previously indicated. The Company has created a dynamic platform to continue its expansion in the multifamily sector. The ongoing plan is to continue to develop and acquire apartments in the geographic markets where demand exceeds supply.

Revenues

Rental and other property revenues were $11.9 million for the three months ended March 31, 2020, and 2019. For the quarter ended March 31, 2020, the Company generated revenues of $7.9 million and $4.0 million from its commercial and residential segments, respectively.

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Expenses

Property operating expenses increased by $0.3 million to $6.3 million for the three months ended March 31, 2020 as compared to $6.0 million for the same period in 2019. The increase in property operating expenses is due to an increase in real estate taxes of approximately $0.5 million offset by an overall decrease in general property operating and maintenance expenses of $0.2 million.

Depreciation and amortization increased by $0.30 million to $3.4 million during the three months ended March 31, 2020 as compared to $3.1 million for the three months ended March 31, 2019. The increase in depreciation is due to an increase in our ownership of residential apartments to ten from nine for the same period a year ago which resulted in an increase in depreciation of $0.9 million from $0.7 million a year ago.

General and administrative expense was $2.8 million for the three months ended March 31, 2020, compared to $2.5 million for the same period in 2019. The increase of $0.3 million in general and administrative expenses was primarily due to increases professional fees of $0.1 million and legal fees of $0.3 million.

Franchise taxes and other expenses was $1.5 million for the three months ended March 31, 2020, compared to $0.125 million for the same period in 2019. The increase of $1.4 million in franchise taxes and other expenses was primarily due to increases in franchise taxes of $1.0 million.

Other income (expense)

Interest income was $5.8 million for the three months ended March 31, 2020, compared to $6.2 million for the same period in 2019. The decrease of $0.4 million was due to a decrease in interest of $0.4 on notes receivable from other related parties.

Other income decreased by $2.5 million to $1.2 million for the three months ended March 31, 2020, compared to $3.7 million for the same period in 2019. For the quarter ended March 31, 2020, the Company received property tax refunds of approximately $0.2 million, and recorded miscellaneous income of approximately $1.0 million. For the same period a year ago, the Company recognized $3.6 million gain associated with the sale of land by IOR to third parties.

Mortgage and loan interest expense was $9.6 million for the three months ended March 31, 2020, compared to $10.0 million for the same period in 2019.

Foreign currency transaction was a gain of $7.8 million for the three months ended March 31, 2020 as compared to a loss of $5.8 million for the same period in 2019. The unrealized gain was the result of the strengthening of the U.S. Dollar against the Israel Shekels due to perceived liquidity issues in Israel most likely as a result of the global pandemic outbreak. During the first quarter just ended, we paid $11.6 million in Series A bond principal and $7.3 million in interests payments to our Series A, B, and C bonds denominated in Israel Shekels.

Loss from unconsolidated investments was a net $0.26 million for the three months ended March 31, 2020 as compared to a net loss of $1.0 million for the three months ended March 31, 2019. The loss from unconsolidated investments during the first quarter just ended was driven primarily from our share in the losses reported by the VAA Joint Venture of $0.376 million.

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Gain on land sales was $4.1 for the three months ended March 31, 2020, compared to $2.2 million for the same period in 2019. In the current period we sold approximately 18.7 acres of land for a sales price of $5.7 million which resulted in a gain of $4.1 million. For the same period in 2019, we sold approximately 22.3 acres of land for a sales price of $8.7 million which resulted in a gain of $2.2 million.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company’s website at www.americanrealtyinvest.com.

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AMERICAN REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues (including $221 and $113 for the three months ended 2020 and 2019, respectively, from related parties)	$11,918	$11,929

Expenses:
Property operating expenses (including $242 and $257 for the three months ended 2020 and 2019, respectively, from related parties)	6,310	5,997
Depreciation and amortization	3,394	3,109
General and administrative (including $1,133 and $1,597 for the three months ended 2020 and 2019, respectively, from related parties)	2,795	2,480
Franchise taxes and other expenses	1,496	125
Net income fee to related party	86	100
Advisory fee to related party	2,287	1,853
Total operating expenses	16,368	13,664
Net operating loss	(4,450)	(1,735)

Other income (expenses):

Interest income (including $5,031 and $5,881 for the three months ended 2020 and 2019, respectively, from related parties)	5,754	6,153
Other income	1,212	3,667
Mortgage and loan interest (including $1,915 and $2,307 for the three months ended 2020 and 2019, respectively, from related parties)	(9,602)	(9,968)
Foreign currency transaction (loss) gain	7,843	(5,818)
Loss on extinguishment of debt	—	—
Equity loss from VAA	(376)	(1,055)
Earnings from unconsolidated subsidiaries and investees	116	58
Total other income (expenses)	4,947	(6,963)
Income (loss) before gain on land sales, non-controlling interest, and taxes	497	(8,698)
Gain on land sales	4,138	2,216
Net income (loss) from continuing operations before taxes	4,635	(6,482)
State inncome tax expense	(247)	—
Net income (loss) from continuing operations	4,388	(6,482)
Net income (loss)	4,388	(6,482)
Net (income) loss attributable to non-controlling interest	(1,442)	335
Net income (loss) attributable to American Realty Investors, Inc.	2,946	(6,147)
Net income (loss) applicable to common shares	$2,946	$(6,147)

(Loss) earnings per share - basic
Net income (loss) from continuing operations	$0.27	$(0.41)
Net income (loss) applicable to common shares	$0.18	$(0.38)

(Loss) earnings per share - diluted
Net income (loss) from continuing operations	$0.27	$(0.41)
Net income (loss) applicable to common shares	$0.18	$(0.38)

Weighted average common shares used in computing earnings per share	15,997,076	15,997,076
Weighted average common shares used in computing diluted earnings per share	15,997,076	15,997,076

Amounts attributable to American Realty Investors, Inc.
Net income (loss) from continuing operations	$4,388	$(6,482)
Net income (loss) applicable to American Realty Investors, Inc.	$2,946	$(6,147)

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AMERICAN REALTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(Unaudited)	(Audited)
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$482,834	$469,997
Real estate subject to sales contracts at cost	6,887	7,966
Less accumulated depreciation	(93,144)	(90,173)
Total real estate	396,577	387,790

Notes and interest receivable (including $106,148 in 2020 and $105,524 in 2019 from related parties)	170,918	169,299
Less allowance for estimated losses (including $12,557 and $13,099 in 2020 and 2019 from related parties)	(12,557)	(13,099)
Total notes and interest receivable	158,361	156,200

Cash and cash equivalents	39,946	51,228
Restricted cash	28,158	32,083
Investment in VAA	53,508	59,148
Investment in other unconsolidated investees	8,623	8,507
Receivable from related party	78,779	85,996
Other assets	51,119	49,689
Total assets	$815,071	$830,641

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$260,969	$254,873
Bond and interest payable	207,832	229,722
Deferred revenue (including $24,762 in 2020 and 2019 to related parties)	24,762	24,762
Accounts payable and other liabilities (including $12,069 in 2020 and $11,817 in 2019 to related parties)	20,604	24,768
Total liabilities	514,167	534,125

Shareholders’ equity:
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued 614 and outstanding 1,800,614 in 2020 and 2019 (liquidation preference $10 per share), including 1,800,000 shares held by ARL and its subsidiaries in 2020 and 2019.	5	5
Common stock, $0.01 par value, 100,000,000 shares authorized; 16,412,861 shares issued and 15,997,076 outstanding as of 2020 and 2019, including 140,000 shares held by TCI (consolidated) in 2020 and 2019.	164	164
Treasury stock at cost; 415,785 shares in 2020 and 2019, and 140,000 shares held by TCI (consolidated) as of 2020 and 2019.	(6,395)	(6,395)
Paid-in capital	82,017	82,017
Retained earnings	166,654	163,708
Total American Realty Investors, Inc. shareholders’ equity	242,445	239,499
Non-controlling interest	58,459	57,017
Total shareholders’ equity	300,904	296,516
Total liabilities and shareholders’ equity	$815,071	$830,641